UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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 Proxy Statement Pursuant to Section 14(a) of the
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Safeway Inc.
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Supplemental Information Regarding Proposal 2 -
Advisory Vote on Compensation (“Say on Pay”)

Commencing May 3, 2012, Safeway Inc. (the “Company”) sent the following communication to certain stockholders:

To Safeway Stockholders:

At the Company's Annual Meeting on May 15, 2012, stockholders will cast an advisory vote on the compensation of our named executive officers (“Say on Pay” -- Proposal 2). The Company's Board of Directors has recommended that you vote FOR the approval of Proposal 2.

We made significant changes to our compensation program for 2012, in response to last year's vote. Most notably, we instituted a new long-term equity incentive plan (“LTIP”) with performance share grants that will vest and deliver actual “realizable” compensation value (as opposed to accounting grant value) only if aggressive profit-growth objectives are achieved over the next three years. We believe this plan, along with other continuing pay practices that are typical for companies like us, provides a connection between pay and performance that is in the best interests of our stockholders.

ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended against the Say-on-Pay proposal, with the following differing responses:

•
ISS describes the new performance share plan as “commendable” in many respects, but has “concerns” about the performance metrics. As stated, their concerns are trivial and reflect an erroneous or insufficient understanding of the difficulty embedded in the goals we have set for earning the new performance shares.

•
Glass Lewis notes that the new performance share plan is “a positive step” and “eliminates our concerns in this area going forward.” However, they say the plan cannot be considered in their recommendation because it was adopted in 2012, and their recommendation should cover only 2011. In other words, they are recommending against a compensation program that we have already changed to address their concerns. The new performance share plan was not adopted until 2012 because our 2011 equity grants were already made early in 2011, before our 2011 Say-on-Pay vote.

1.	Background of our new LTIP for 2012.

We have always believed strongly in linking the compensation of our executives to Company performance. In past years, the equity component of our compensation was primarily stock option grants. In terms of realized or realizable pay, these grants produced compensation that was closely connected to Company performance.

Last year's Say-on-Pay proposal received approval from approximately 53% of the votes cast at the 2011 Annual Meeting. Prior to and following that meeting, we engaged in extensive stockholder outreach regarding our compensation program, meeting or speaking with most of our major stockholders. Because our 2011 equity grants had been made in February 2011, before the Annual Meeting and the Say-on-Pay vote, our first opportunity to make changes in response to the 2011 Say-on-Pay vote came when we put in place our new compensation plan for 2012.

For 2012 and going forward, our new LTIP will consist of a mix of performance shares (50% by number, assuming target level performance) and stock options (50% by number, not by grant value). Based on this split, we estimate that approximately 80% of the grant value will be in performance shares.

For this new performance share plan, our principal performance metric is our relative three-year earnings per share growth rate (EPS CAGR), an important metric for our investors. We used as our comparator group the S&P 500. This is the group we compete with for capital, and against whom our performance is often measured. It made sense that if we performed at the median of this group, we should receive median compensation, so we set our target level payout to correspond to an EPS CAGR equal to the performance of the S&P 500 median.

Performance levels and payouts for the 2012 plan are defined as follows:

Performance Level	Defined as:	Percent of Awarded Shares that Vest
Below Threshold	EPS CAGR is less than 80% of the median of the EPS CAGR for the S&P 500	0%
Threshold	EPS CAGR is equal to 80% of the median of the EPS CAGR for the S&P 500	50%
Target	EPS CAGR is equal to the median of the EPS CAGR for the S&P 500	100%
Maximum	EPS CAGR is in the top quartile of the EPS CAGR for the S&P 500	Up to 200%

We also included additional pay-for-performance safeguards, recognizing that relative performance is not always aligned with absolute performance. Notwithstanding EPS CAGR results, no payout above 100% of the awarded shares can be earned if the Company's Total Shareholder Return (“TSR,” stock price appreciation + dividends invested) during the performance period is negative, or if it is below the median TSR for the S&P 500 during the performance period.

2.	ISS's criticism of our 2012 plan is not substantiated by the facts.

Unlike Glass Lewis, ISS acknowledges that it must consider our 2012 compensation plan in formulating this year's vote recommendation. ISS notes that the new plan is a “significant” change from the prior program and that the Company's “responsiveness towards shareholders is commendable.”

ISS contends, however, that the difference between 80% of median performance and median is too narrow, and that small improvements in EPS performance can lead to large increases in share payouts. ISS says that 80% of the median historically represents the 45th percentile of the S&P 500, so there is little variation between 80% of the median and the median; but the share payouts can move from 50% to 100% of the initial grants, even though the Company's improvement in the S&P 500 can be very small in terms of percentile. This situation, according to ISS, could lead to “risky behavior” (which they don't really define), so ISS concludes it must recommend against Proposal 2.

Is ISS really serious about this criticism?

First, let's test it with the facts. In 2011, the median one-year EPS CAGR for the S&P 500 was 20%. 80% of the median was an EPS CAGR of 16%. To move from 80% of the median to the median, a company would have had to leapfrog 36 companies, including such well-known companies as Colgate-Palmolive, Kohl's, Intel, Home Depot and Visa.

Looking back three years from 2011 produces a similar result. The median three-year EPS CAGR for the S&P 500 was 10.7%. 80% of the median was 8.5%. (A 2.2% difference is not insignificant.) To move from 80% of the median to the median, a company would have had to leapfrog 21 companies, including such well-known names as CVS Caremark, Caterpillar, Wal-Mart and General Mills.

Would investors be troubled if executives moved from a below-median payout to a median payout for making the improvements described here? We don't believe so.

We believe we picked a higher-than-normal threshold level for the performance shares, the level below which no shares would be earned. This would assure that the Company would achieve close-to-median performance before executives would receive any performance shares at all.

Presumably what ISS would have preferred is for us to have set the threshold performance level lower -- for example, at 60% of the S&P 500 median. That would reduce the “compression” between threshold and target payout. But it would have been worse for stockholders, who would have seen payouts occur (albeit at below median levels) for lower performance. We chose to set the bar higher. We think stockholders should applaud this choice.

ISS argues that this plan has “the potential to yield significant payouts even in the case of subpar performance,” but their argument proves the opposite. The executives will not begin to be paid -- at below median levels -- until EPS CAGR performance is at the 45th percentile of the S&P 500. The plan thus appears to negate any potential for significant payouts for subpar performance.

3.	Glass Lewis wrongly ignores our 2012 plan.

Glass Lewis's view is quite different from ISS. It takes a very positive view of our 2012 compensation plan. But it believes -- contrary to ISS and wrongly, we believe -- that its recommendation must consider 2011 compensation only and not take into account the Company's changes for 2012. This refusal to consider our 2012 plan leads to their negative recommendation.

Glass Lewis had this to say about our 2012 plan:

•	It “is a very positive step.”

•	It “reflect[s] a level of responsiveness to feedback from the vote and a commitment to engaging with shareholders.”

•	It “eliminates our concerns in this area [long-term pay for performance] going forward.”

In summary, Glass Lewis noted: “Overall, the Company maintains an adequately well-designed executive compensation program and has generally provided sufficient disclosure with respect to its compensation practices and incentive plans.” It's hard to see how this observation squares with their recommendation against Proposal 2 and against the individual directors who serve on our Compensation Committee.

Glass Lewis believes its vote must look only to the compensation paid in 2011. But Proposal 2 asks voters to approve the Company's compensation program as described in the Proxy Statement, which contains a detailed explanation of the 2012 plan. Nothing directs stockholders to limit their vote to 2011 fiscal year events.

Failure to consider the 2012 plan is all the more curious because Glass Lewis admits that it eliminates their pay-for-performance concerns going forward. According to Glass Lewis, we have already fixed the problem they are concerned about. Presumably, they would expect us to take no further action in response to an unfavorable vote, but go forward with our compensation program for 2012 as outlined in the Proxy Statement. If that's the message to be sent, isn't a vote FOR Proposal 2 the proper action?

4.	If the proxy services had considered realizable pay, they would conclude that our CEO's pay for 2011 is closely aligned with Company performance.

While we share the criticisms many companies have with respect to the ISS and Glass Lewis pay-for-performance tests (e.g., the methodology used, the selection of peer groups, the treatment of equity grants as cash, the valuation of stock options, etc.), we want to make only a single important point here: when the compensation of our CEO, Steve Burd, is examined on a realizable basis, it is not only considerably lower than his reported compensation, but also appropriately linked to Company performance.

More than 50% of Mr. Burd's 2011 total compensation reported in our Summary Compensation Table is attributable to a grant of stock options ($6.1 million out of $11.5 million). As is their custom, ISS and Glass Lewis treat this grant value as risk-free cash, and analyze Mr. Burd's compensation on an absolute basis and relative to “peers” as if this were cash. The value of these options depends on the Company's stock price. As we showed in our Proxy Statement, the “realizable” value of these option grants can be, and currently is, much lower than the reported value.

Because a significant portion of Mr. Burd's total compensation each year has been in the form of stock option grants, a large portion of this compensation is not the same as cash or even “in the money.” We use the term “realizable” pay to describe the actual gains or “in the money” value that he has received to date. For this purpose,

Realizable = the sum of the following numbers:

◦	Salary

◦	Annual bonus

◦	Pension change

◦	Other compensation

◦	Gains realized on restricted stock or options granted in that year

◦	Value of remaining restricted stock and in-the-money options granted in that year, both vested and unvested

We believe that this is a very expansive definition of “realizable” that fairly represents the value of compensation actually received.

Using our closing stock price on the March 16, 2012 record date for our 2012 Annual Meeting of $22.17, the information in the chart below illustrates how Mr. Burd's realizable compensation compares to his reported compensation over the last five years. Over this period, his realizable compensation represents just under 34% of his reported compensation:

CEO's Total Reported Compensation vs. Realizable Compensation

$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
38%
17%
59%
25%
33%
2007
2008
2009
2010
2011

	2007	2008	2009	2010	2011
Total Reported Comp	$15,734,860	$13,527,275	$10,901,895	$10,994,903	$11,498,595
Realizable Comp	$ 5,907,060	$ 2,256,941	$ 6,465,805	$ 2,763,519	$ 3,839,551
Variance	$ 9,827,800	$11,270,334	$ 4,436,090	$ 8,231,384	$ 7,659,044

For Mr. Burd's realizable compensation to have equaled his reported compensation in 2011, our stock price at the end of 2011 would have had to have been $28.54 per share. If that had been our stock price at the end of 2011, our one-year TSR would have been approximately 31.3%, and our three-year TSR would have been about 29.3%. ISS, using its unusual methodology for calculating stock option grants, calculates Mr. Burd's 2011 compensation at $14,729,000. For Mr. Burd's realizable compensation to have equaled this ISS figure, our stock price at the end of 2011 would have had to have been $31.77, and our one- and three-year TSRs would have been 46.2% and 44%. These TSR results would have put the Company near the top of any reasonable peer group in terms of performance, and Mr. Burd's compensation would be regarded as entirely appropriate.

12/31/11 Stock Price	1-yr TSR	3-yr TSR	Realizable Compensation	Reported Compensation
$20.89 (actual)	(3.9)%	(5.3)%	$3,839,551	$11,498,595
$28.54	31.3%	29.3%	$11,498,595	$11,498,595
$31.77 (ISS)	46.2%	44%	$14,729,000	$14,729,000
The flaw in the reasoning of ISS and Glass Lewis is that they are assuming Mr. Burd has been paid as if the Company has performed at the highest levels, but in fact it has not performed at those levels and he has not been paid for it. This exercise shows that Mr. Burd's 2011 compensation is highly correlated with Company performance, and not “disconnected” as the services claim.

We urge our stockholders to vote in favor of Safeway's Proposal 2 (“Say on Pay”). Your vote is very important, and we appreciate your continued support of Safeway.